UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2016

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Ciena held its annual meeting of stockholders on March 24, 2016. As of the January 28, 2016 record date, there were 137,435,530 shares of common stock outstanding and entitled to notice of and to vote at the annual meeting. The matters described below were voted on by stockholders at the annual meeting and the number of votes cast with respect to each matter, and with respect to the election of directors, were as indicated below:

Proposal 1	For	Against	Abstain	Non-Votes

Election to the Board of Directors of three Class I directors:
Lawton W. Fitt	105,689,379	1,543,706	1,080,919	16,828,394
Patrick H. Nettles, Ph.D.	105,007,504	2,235,688	1,070,812	16,828,394
Michael J. Rowny	105,830,794	1,402,102	1,081,108	16,828,394

Each director nominee above was elected by the vote of the majority of the votes cast by stockholders in accordance with Ciena's bylaws and will serve a three-year term expiring at the 2019 annual meeting of stockholders. In addition, the following directors continued to hold office after the annual meeting: Harvey B. Cash, Bruce L. Claflin, Patrick T. Gallagher, T. Michael Nevens, Judith M. O'Brien and Gary B. Smith.

Proposal 2	For	Against	Abstain	Non-Votes

Amendment to Ciena's 2008 Omnibus Incentive Plan adding a comprehensive “clawback” provision, establishing an annual compensation limit for cash and equity awards to non-employee directors, and shortening the minimum vesting period for equity awards to non-employee directors and Executive or Non-Executive Chairs, and to re-approve the material terms of performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.	70,556,872	37,418,932	338,200	16,828,394

Proposal 2 was approved by the affirmative vote of a majority of the total votes cast by stockholders.

Proposal 3	For	Against	Abstain	Non-Votes

Ratification of the appointment of PricewaterhouseCoopers LLP as Ciena's independent registered public accounting firm for the fiscal year ending October 31, 2016:	123,236,207	1,776,963	129,228	—

Proposal 3 was approved by the affirmative vote of a majority of the total votes cast by stockholders.

Proposal 4	For	Against	Abstain	Non-Votes

A stockholder advisory vote on the executive compensation described in the proxy materials:	100,726,200	7,118,057	469,747	16,828,394

Proposal 4 was approved by the affirmative vote of a majority of the total votes cast by stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: March 28, 2016	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary